Exhibit 99.1

 Alpha Natural Resources, Inc.

FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces That Its 2.375% Convertible Senior Notes Due 2015 Have Become Convertible

ABINGDON, Va., July 1, 2008—Alpha Natural Resources, Inc. (NYSE: ANR) today announced that its 2.375% Convertible Senior Notes due 2015 (the “Notes”) are now convertible at the option of the holders and will remain convertible through September 30, 2008, the last trading day of the current fiscal quarter, as provided in the indenture governing the Notes.

The Notes became convertible because Alpha’s common stock exceeded the conversion threshold price of $71.06 per share (130% of the applicable conversion price of $54.66 per share) for at least twenty trading days within the thirty consecutive trading days ending June 30, 2008.

As a result, during the conversion period July 1, 2008 through September 30, 2008 (inclusive), holders of the Notes may elect to convert some or all of their Notes.

Whether the Notes will be convertible at any time after September 30, 2008 will depend on the occurrence of events specified in the indenture, including the price of Alpha’s common stock during the quarter ending on September 30, 2008 and subsequent quarters.

To convert interests in a global Note held through the Depository Trust Company (“DTC”), the holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. To convert certificated Notes, if any, a holder must (1) complete and sign the conversion notice, with appropriate signature guarantee, on the back of each Note, and deliver the executed notice(s) to Union Bank of California, N.A., as trustee and  conversion agent; (2) surrender the Notes to the conversion agent; (3) furnish appropriate endorsements and transfer documents if required by the registrar or conversion agent; (4) pay the amount of interest, if any, in accordance with the indenture; and (5) pay any tax or duty if required pursuant to the indenture.

Upon surrendering Notes for conversion in accordance with the indenture, the holder of the Notes will receive (i) cash up to the aggregate principal amount of the Notes subject to conversion and (ii) cash, Alpha’s common stock or a combination thereof, at Alpha’s election, in respect of the remainder (if any) of Alpha’s conversion obligation

Holders of the Notes may obtain further information on how to convert their Notes by contacting the conversion agent at: Union Bank of California, N.A., 350 California Street, San Francisco, CA 94104, Attn: James Myers, telephone: 415-273-2519, facsimile: 415-273-2492.

About Alpha Natural Resources

Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to electric utilities, steel producers and heavy industry. Approximately 89 percent of the company's reserve base is high Btu coal and 82 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also the nation's largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 57 mines supplying 11 coal preparation and blending plants. The company and its subsidiaries employ more than 3,600 people.

ANRG

Investor/Media Contact: Ted Pile (276) 623-2920

Forward Looking Statements

This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: worldwide market demand for coal, electricity and steel; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; our production capabilities; the consummation of financing, acquisition or disposition transactions and the effect thereof on our business; our ability to successfully integrate the operations we have acquired and/or developed with our existing operations, as well as our ability to successfully integrate operations we may acquire and/or develop in the future; our plans and objectives for future operations and expansion or consolidation; our relationships with, and other conditions affecting, our customers; timing of changes in customer coal inventories; changes in, renewal of and acquiring new long-term coal supply arrangements; inherent risks of coal mining beyond our control; environmental laws, including those directly affecting our coal mining production, and those affecting our customers' coal usage; competition in coal markets; railroad, barge, truck and other transportation performance and costs; the geological characteristics of Central and Northern Appalachian coal reserves; availability of mining and processing equipment and parts; our assumptions concerning economically recoverable coal reserve estimates; availability of skilled employees and other employee workforce factors; regulatory and court decisions; future legislation and changes in regulations, governmental policies or taxes; unfavorable government interventions in, or nationalization of, foreign investments; changes in postretirement benefit obligations; our liquidity, results of operations and financial condition; decline in coal prices; forward sales and purchase contracts not accounted for as a hedge that are being marked to market; indemnification of certain obligations not being met; continued funding of the road construction business; disruption in coal supplies; the ability to comply with new safety and health regulations; our third-party suppliers may not deliver coal we purchase; and our reported interest expense may increase due to a proposed accounting change for cash settled convertible debt instruments like our convertible notes. These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.